EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-49837, No.333-44436 and No. 333-101962 on Form S-8 of Network Equipment Technologies, Inc. of our report dated June 8, 2004 appearing in this Annual Report on Form 10-K of Network Equipment Technologies, Inc. for the year ended March 26, 2004.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 8, 2004

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